CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 30, 2012, relating to the financial statements and financial highlights, which appear in the August 31, 2012 Annual Report to Shareholders of Active Portfolios Multi-Manager Alternative Strategies Fund, Active Portfolios Multi-Manager Core Plus Bond Fund (two of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 20, 2012